Filed Pursuant to Rule 424(b)(2)
Registration Statement Nos. 333-268718
and 333-268718-01
(To Prospectus dated  December 30, 2022,
Prospectus Supplement dated December 30, 2022 and
Product Supplement STOCK CYN-1 dated August 2, 2023)

	Strike Date	March 13, 2025
200,000 Units $10 principal amount per unit CUSIP No. 09710T231	Pricing Date Settlement Date Maturity Date	March 14, 2025 March 21, 2025 March 21, 2028

BofA Finance LLC
Autocallable Contingent Coupon Buffered Notes (with Daily Coupon Observation) Linked to the Worst-Performing of the Common Stock of Microsoft Corporation, the Common Stock of NVIDIA Corporation and the Common Stock of Oracle Corporation
Fully and Unconditionally Guaranteed by Bank of America Corporation
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A Contingent Coupon Payment of $0.975 per unit (equal to a rate of approximately 39.00% per annum) payable on the applicable Coupon Payment Date if the Observation Value of each of the common stock of Microsoft Corporation, the common stock of NVIDIA Corporation and the common stock of Oracle Corporation (each an “Underlying Stock” and collectively the “Underlying Stocks”), on each trading day during the applicable quarterly Observation Period is greater than or equal to 80% of its Starting Value.
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Automatically callable if the Observation Value of the Worst-Performing Market Measure on any quarterly Call Observation Date, beginning approximately six months after the pricing date, is at or above its Starting Value. If the notes are called, on the applicable Call Payment Date you will receive the principal amount of your notes plus any Contingent Coupon Payment that may otherwise be due. No further amounts will be payable following an automatic call.
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If not called, a maturity of approximately three years.
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If not called, at maturity, if the price of the Worst-Performing Market Measure has not decreased by more than 20%, a return of principal; otherwise, 1-to-1 downside exposure to decreases in the Worst-Performing Market Measure from its Starting Value beyond a 20% decline, with up to 80% of the principal amount at risk. At maturity the final Contingent Coupon Payment will also be payable if the Observation Value of each Underlying Stock on each trading day during the final quarterly Observation Period is greater than or equal to 80% of its Starting Value.
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The Starting Value of each Underlying Stock was determined on March 13, 2025 (the “Strike Date”). The Starting Value of each Underlying Stock is lower than its respective Closing Market Price on the pricing date.
■
The notes are not linked to a basket composed of the Underlying Stocks. Any depreciation in the price of any Underlying Stock will not be offset by any appreciation in the price of any other Underlying Stock.
■
All payments are subject to the credit risk of BofA Finance LLC, as issuer of the notes, and the credit risk of Bank of America Corporation, as guarantor of the notes
■
Limited secondary market liquidity, with no exchange listing

The notes are being issued by BofA Finance LLC (“BofA Finance”) and are fully and unconditionally guaranteed by Bank of America Corporation (“BAC”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-9 of this term sheet, page PS-9 of the accompanying product supplement, page S-6 of the accompanying Series A MTN prospectus supplement and page 7 of the accompanying prospectus.
The initial estimated value of the notes as of the pricing date is $9.665 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-9 of this term sheet and “Structuring the Notes” on page TS-16 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.
_________________________
None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.
_________________________
	Per Unit	Total
Public offering price	$10.00	$ 2,000,000.00
Underwriting discount(1)	$ 0.15	$ 30,000.00
	$ 0.05	$ 10,000.00
Proceeds, before expenses, to BofA Finance	$ 9.80	$ 1,960,000.00
(1)	The underwriting discount reflects a sales commission of $0.15 per unit and a structuring fee of $0.05 per unit.
The notes and the related guarantee:
Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value
BofA Securities
March 14, 2025

Autocallable Contingent Coupon Buffered Notes (with Daily Coupon Observation)
Linked to the Worst-Performing of the Common Stock of Microsoft Corporation, the Common Stock of NVIDIA Corporation and the Common Stock of Oracle Corporation, due March 21, 2028

Summary
The Autocallable Contingent Coupon Buffered Notes (with Daily Coupon Observation) Linked to the Worst-Performing of the Common Stock of Microsoft Corporation, the Common Stock of NVIDIA Corporation and the Common Stock of Oracle Corporation, due March 21, 2028 (the “notes”) are our senior unsecured debt securities. Payments on the notes are fully and unconditionally guaranteed by BAC. The notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally in right of payment with all of BofA Finance’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and the related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor. The notes will pay a Contingent Coupon Payment of $0.975 per unit (equal to a rate of approximately 39.00% per annum) on the applicable Coupon Payment Date if the Observation Value of each Underlying Stock on each trading day during the applicable quarterly Observation Period is greater than or equal to its Coupon Barrier. The notes will be automatically called if the Observation Value of the Worst-Performing Market Measure (as described in "Terms of the Notes" below) on any Call Observation Date is equal to or greater than its Call Value.  If your notes are called, you will receive the Call Payment on the applicable Call Payment Date, and no further amounts will be payable on the notes. If your notes are not called, at maturity, if the Ending Value of the Worst-Performing Market Measure  is greater than or equal to its Threshold Value, you will receive the principal amount; otherwise, your notes are subject to 1-to-1 downside exposure to decreases in the Worst-Performing Market Measure beyond its Threshold Value, with up to 80.00% of the principal amount at risk. At maturity the final Contingent Coupon Payment will also be payable if the Observation Value of each Underlying Stock on each trading day during the final Observation Period is greater than or equal to its Coupon Barrier. All payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Market Measures, subject to our and BAC’s credit risk. See “Terms of the Notes” below.
The economic terms of the notes are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked notes and the economic terms of certain related hedging arrangements. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities. This difference in funding rate, as well as the underwriting discount and costs associated with hedging the notes, reduced the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you are paying to purchase the notes is greater than the initial estimated value of the notes.
On the cover page of this term sheet, we have provided the initial estimated value for the notes. This initial estimated value was determined based on our, BAC’s and our other affiliates’ pricing models, which take into consideration BAC’s internal funding rate and the market prices for the hedging arrangements related to the notes.  For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-16.
Terms of the Notes
Issuer:	BofA Finance LLC (“BofA Finance”)
Guarantor:	Bank of America Corporation (“BAC”)
Principal Amount:	$10.00 per unit
Term:	Approximately three years, if not previously called
Market Measures:
The common stock of Microsoft Corporation (Nasdaq Global Select Market symbol: “MSFT”), the common stock of NVIDIA Corporation (Nasdaq Global Select Market symbol: “NVDA”) and the common stock of Oracle Corporation (NYSE symbol: “ORCL”)

Worst-Performing Market Measure:
The Underlying Stock with the lowest Observation Value or Ending Value, as applicable, as compared to its Starting Value, calculated as follows:
With respect to each Underlying Stock on any Call Observation Date:
With respect to each Underlying Stock on the Final Calculation Day:

Call Feature:	Autocallable Notes
Buffer:	Applicable
Coupon Barrier:
MSFT: $303.01, which is 80.00% of its Starting Value (rounded to two decimal places).
NVDA: $92.46, which is 80.00% of its Starting Value (rounded to two decimal places).
ORCL: $118.12, which is 80.00% of its Starting Value (rounded to two decimal places).

Threshold Value:
MSFT: $303.01, which is 80.00% of its Starting Value (rounded to two decimal places).
NVDA: $92.46, which is 80.00% of its Starting Value (rounded to two decimal places).
ORCL: $118.12, which is 80.00% of its Starting Value (rounded to two decimal places).

Call Value:	MSFT: $378.77, which is 100.00% of its Starting Value. NVDA: $115.58, which is 100.00% of its Starting Value. ORCL: $147.66, which is 100.00% of its Starting Value.
Contingent Coupon Payments:
Notwithstanding anything to the contrary in the accompanying product supplement, the notes will pay a Contingent Coupon Payment of $0.975 per unit (equal to a rate of approximately 39.00% per annum) on the applicable Coupon Payment Date if the

Autocallable Contingent Coupon Buffered Notes (with Daily Coupon Observation)	TS-2

Autocallable Contingent Coupon Buffered Notes (with Daily Coupon Observation)
Linked to the Worst-Performing of the Common Stock of Microsoft Corporation, the Common Stock of NVIDIA Corporation and the Common Stock of Oracle Corporation, due March 21, 2028

Observation Value of each Underlying Stock on each trading day during the applicable quarterly Observation Period is greater than or equal to its Coupon Barrier.
Call Payment:	The principal amount plus any Contingent Coupon Payment that may otherwise be due on the applicable Call Payment Date.
Starting Value:
MSFT: $378.77
NVDA: $115.58
ORCL: $147.66
The Starting Value of each Underlying Stock was determined on the Strike Date. The Starting Value of each Underlying Stock is lower than its respective Closing Market Price on the pricing date.

Ending Value:
With respect to each Underlying Stock, its Closing Market Price on the Final Calculation Day multiplied by its Price Multiplier on that day. The scheduled Final Calculation Day is subject to postponement in the event of Market Disruption Events, as described beginning on page PS-32 of the accompanying product supplement.

Observation Value:
With respect to each Underlying Stock on any trading day during an Observation Period, on any Observation Period End Date or on any Call Observation Date, its Closing Market Price on such day multiplied by its Price Multiplier on that day.

Observation Period:
Each Observation Period will consist of each trading day from, but excluding, an Observation Period End Date to, and including, the following Observation Period End Date; provided that the first Observation Period will consist of each trading day from, but excluding, the pricing date to, and including, the first Observation Period End Date. Each trading day during an Observation Period is subject to adjustment in the event of Market Disruption Events, as described on page TS-9 of this term sheet.

Observation Period End Dates:
Quarterly, on June 16, 2025, September 15, 2025, December 15, 2025, March 16, 2026, June 15, 2026, September 14, 2026, December 14, 2026, March 15, 2027, June 14, 2027, September 14, 2027, December 14, 2027 and March 14, 2028 (the final Observation Period End Date), subject to adjustment in the event of Market Disruption Events or non-trading days, as described on page TS-9 of this term sheet.

Call Observation Dates:	The Observation Period End Dates beginning on September 15, 2025 and ending on December 14, 2027.
Final Calculation Day/Maturity Valuation Period:	The final Observation Period End Date.
Coupon Payment Dates:
Approximately the fifth business day following the applicable Observation Period End Date, subject to postponement as described beginning on page PS-30 of the accompanying product supplement; provided however, that the Coupon Payment Date related to the final Observation Period End Date will be the maturity date.

Call Payment Dates:	The Coupon Payment Dates applicable to the relevant Call Observation Dates
Price Multiplier:	With respect to each Underlying Stock, 1, subject to adjustments for certain corporate events relating to such Underlying Stock described beginning on PS-33 of the accompanying product supplement.
Fees and Charges:	The underwriting discount of $0.20 per unit listed on the cover page.
Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance.
Autocallable Contingent Coupon Buffered Notes (with Daily Coupon Observation)	TS-3

Autocallable Contingent Coupon Buffered Notes (with Daily Coupon Observation)
Linked to the Worst-Performing of the Common Stock of Microsoft Corporation, the Common Stock of NVIDIA Corporation and the Common Stock of Oracle Corporation, due March 21, 2028

Determining Payments on the Notes
Contingent Coupon Payments
The notes will pay a Contingent Coupon Payment on the applicable Coupon Payment Date if the Observation Value of each Underlying Stock on each trading day during the applicable quarterly Observation Period is greater than or equal to its Coupon Barrier.
Automatic Call Provision
The notes will be called automatically if the Observation Value of the Worst-Performing Market Measure on a Call Observation Date is equal to or greater than its Call Value. If the notes are called, you will receive $10 per unit plus any Contingent Coupon Payment that may otherwise be due on the applicable Call Payment Date. No further amounts will be payable following an automatic call.
Redemption Amount Determination
If the notes are not automatically called, on the maturity date, you will receive a cash payment per unit determined as follows:
You will lose some or a significant portion of the principal amount of the notes if the Ending Value of the Worst Performing Market Measure is less than its Threshold Value. Even with any Contingent Coupon Payments, the return on the notes could be negative.
Autocallable Contingent Coupon Buffered Notes (with Daily Coupon Observation)	TS-4

Autocallable Contingent Coupon Buffered Notes (with Daily Coupon Observation)
Linked to the Worst-Performing of the Common Stock of Microsoft Corporation, the Common Stock of NVIDIA Corporation and the Common Stock of Oracle Corporation, due March 21, 2028

The terms and risks of the notes are contained in this term sheet and in the following:
■	Product supplement STOCK CYN-1 dated August 2, 2023:
https://www.sec.gov/Archives/edgar/data/70858/000119312523201261/d518933d424b2.htm
■	Series A MTN prospectus supplement dated December 30, 2022 and prospectus dated December 30, 2022: https://www.sec.gov/Archives/edgar/data/1682472/000119312522315195/d409418d424b3.htm
These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us, BAC and this offering.  Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Certain terms used but not defined in this term sheet have the meanings set forth in the accompanying product supplement. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC.
Autocallable Contingent Coupon Buffered Notes (with Daily Coupon Observation)	TS-5

Autocallable Contingent Coupon Buffered Notes (with Daily Coupon Observation)
Linked to the Worst-Performing of the Common Stock of Microsoft Corporation, the Common Stock of NVIDIA Corporation and the Common Stock of Oracle Corporation, due March 21, 2028

Investor Considerations
You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:
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You understand that the payment of Contingent Coupon Payments, if any, will be based solely on the performance of each Underlying Stock on each trading day during each Observation Period and that the determination of whether the notes will be automatically called and the payment of the Redemption Amount will be based solely on the performance of the Worst-Performing Market Measure.
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You anticipate that the Observation Value of each Underlying Stock will be equal to or greater than its Coupon Barrier on each trading day during most or all of the Observation Periods.
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You anticipate that the notes will be automatically called, in which case you accept an early exit from your investment, or if not automatically called that the Worst-Performing Market Measure will not decrease from its Starting Value to an Ending Value that is below its Threshold Value.
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You understand that if the notes are automatically called, you will only receive a Call Payment that is greater than the principal amount if the Observation Value of each Underlying Stock on each trading day during the related Observation Period was greater than or equal to its Coupon Barrier.
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You accept that the return on the notes will be limited to the return represented by the Contingent Coupon Payments even if the percentage change in the prices of the Underlying Stocks are significantly greater than such return.
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You are willing to risk a loss of principal and return if the notes are not automatically called and the Worst-Performing Market Measure decreases from its Starting Value to an Ending Value that is less than its Threshold Value.
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You are willing to forgo dividends or other benefits of owning shares of the Underlying Stocks.
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You are willing to accept a limited or no market for sales for the notes prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our and BAC’s actual and perceived creditworthiness, BAC’s internal funding rate and fees and charges on the notes.
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You are willing to assume our credit risk, as issuer of the notes, and BAC’s credit risk, as guarantor of the notes. for all payments under the notes, including the Redemption Amount.

■
You are unwilling to accept that payment of Contingent Coupon Payments, if any, will be based solely on the performance of each Underlying Stock on each trading day during each Observation Period and that the determination of whether the notes will be automatically called and the payment of the Redemption Amount will be based solely on the performance of the Worst-Performing Market Measure.
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You anticipate that the Observation Value of at least one Underlying Stock will be less than its Coupon Barrier on at least one trading day during most or all of the Observation Periods and less than its Threshold Value on the Final Calculation Day.
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You wish to make an investment that cannot be automatically called prior to maturity.
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You seek to make an investment where, if the notes are automatically called prior to maturity, you will receive a Call Payment that is greater than the principal amount.
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You seek an uncapped return on your investment.
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You seek 100% principal repayment or preservation of capital.
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You want to receive dividends or other distributions paid on the Underlying Stocks.
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You seek an investment for which there will be a liquid secondary market.
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You are unwilling or are unable to take market risk on the notes, to take our credit risk, as issuer of the notes, or to take BAC’s credit risk, as guarantor of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.
Autocallable Contingent Coupon Buffered Notes (with Daily Coupon Observation)	TS-6

Autocallable Contingent Coupon Buffered Notes (with Daily Coupon Observation)
Linked to the Worst-Performing of the Common Stock of Microsoft Corporation, the Common Stock of NVIDIA Corporation and the Common Stock of Oracle Corporation, due March 21, 2028

Examples of Hypothetical Payments
The following examples are for purposes of illustration only. They assume that the Notes have not been called prior to maturity and are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Contingent Coupon Payment, the Call Payment or the Redemption Amount, as applicable, based on the hypothetical terms set forth below. The actual amount you receive and the resulting return will depend on the actual Starting Values, Coupon Barriers and Threshold Values of the Underlying Stocks, the actual Observation Value of each Underlying Stock on each trading day during each Observation Period, on each Observation Period End Date and on each Call Observation Date, the actual Contingent Coupon Payments, whether the notes are automatically called prior to maturity and the term of your investment.  The following examples do not take into account any tax consequences from investing in the notes. These examples are based on the following hypothetical terms:
1)	a hypothetical Starting Value of 100.00 for each Underlying Stock;
2)	a hypothetical Coupon Barrier of 80.00 for each Underlying Stock;
3)	a hypothetical Threshold Value of 80.00 for each Underlying Stock;
4)	a hypothetical Call Value of 100.00 for each Underlying Stock;
5)	an expected term of the notes of approximately three years if the notes are not called on any Call Observation Date;
6)	a Contingent Coupon Payment applicable to a single Coupon Payment Date of $0.975 per unit;
7)	the Observation Periods occurring quarterly during the term of the notes; and
8)	the Call Observation Dates occurring quarterly beginning approximately six months after the pricing date.
The hypothetical Starting Value of 100.00 for each Underlying Stock used in these examples has been chosen for illustrative purposes only. The actual Starting Value of each Underlying Stock is set forth under “Terms of the Notes” above. For recent actual prices of the Underlying Stocks, see “The Underlying Stocks” section below. The Observation Value and Ending Value of each Underlying Stock will not include any income generated by dividends paid on that Underlying Stock, which you would otherwise be entitled to receive if you invested in each Underlying Stock directly. In addition, all payments on the notes are subject to issuer and guarantor credit risk.
Example 1 – The Observation Value of at least one Underlying Stock on at least one trading day during the first Observation Period is below its Coupon Barrier. Therefore, no Contingent Coupon Payment will be paid on the applicable Coupon Payment Date.
Example 2 - The Observation Value of at least one Underlying Stock on at least one trading day during the first Observation Period is below its Coupon Barrier. Therefore, no Contingent Coupon Payment is paid on the applicable Coupon Payment Date. The Observation Value of each Underlying Stock on each trading day during the second Observation Period is greater than or equal to its Coupon Barrier. The Observation Value of the Worst-Performing Market Measure on the second Observation Period End Date (which is also the first Call Observation Date) is below its Call Value. Therefore, the notes are not automatically called but a Contingent Coupon Payment of $0.975 per unit will be paid on the related Coupon Payment Date.
Example 3 - The Observation Value of at least one Underlying Stock on at least one trading day during the first Observation Period is below its Coupon Barrier. Therefore, no Contingent Coupon Payment is paid on the applicable Coupon Payment Date. The Observation Value of the Worst-Performing Market Measure on the second Observation Period End Date (which is also the first Call Observation Date) is greater than its Call Value. The Observation Value of each Underlying Stock on each trading day during the second Observation Period is greater than or equal to its Coupon Barrier and therefore a Contingent Coupon Payment will be payable for such second Observation Period. Therefore, the notes will be automatically called at $10.00 plus any Contingent Coupon Payment that may otherwise be due on the applicable Call Payment Date, or $10.00 plus $0.975 = $10.975 per unit.
Example 4 - The Observation Value of at least one Underlying Stock on at least one trading day during the first Observation Period is below its Coupon Barrier. Therefore, no Contingent Coupon Payment is paid on the applicable Coupon Payment Date. The Observation Value of the Worst-Performing Market Measure on the second Observation Period End Date (which is also the first Call Observation Date) is greater than its Call Value. The Observation Value of at least one Underlying Stock on at least one trading day during the second Observation Period is below its Coupon Barrier and therefore no Contingent Coupon Payment will be payable for such second Observation Period. Therefore, the notes will be automatically called at $10.00 plus any Contingent Coupon Payment that may otherwise be due on the applicable Call Payment Date, or $10.00 plus $0.00 = $10.00 per unit. In this scenario even though the notes are automatically called you do not receive any Contingent Coupon Payment.
Example 5 - The Observation Value of at least one Underlying Stock on at least one trading day during the final Observation Period is below its Coupon Barrier. Therefore, no Contingent Coupon Payment will be paid at maturity. However, the Ending Value of the Worst-Performing Market Measure is 85.00, which is greater than its Threshold Value. The Redemption Amount will equal $10.00 per unit.
Example 6 - The Observation Value of each Underlying Stock on each trading day during the final Observation Period is greater than or equal to its Coupon Barrier. Therefore, a Contingent Coupon Payment will be paid at maturity. In addition, the Ending Value of the Worst-Performing Market Measure is 95.00, which is greater than its Threshold Value. The Redemption Amount will equal $10.00 plus the final Contingent Coupon Payment = $10.975 per unit.
Autocallable Contingent Coupon Buffered Notes (with Daily Coupon Observation)	TS-7

Autocallable Contingent Coupon Buffered Notes (with Daily Coupon Observation)
Linked to the Worst-Performing of the Common Stock of Microsoft Corporation, the Common Stock of NVIDIA Corporation and the Common Stock of Oracle Corporation, due March 21, 2028

Example 7 - The Observation Value of at least one Underlying Stock on at least one trading day during the final Observation Period is below its Coupon Barrier. Therefore, no Contingent Coupon Payment will be paid at maturity. If the Ending Value of the Worst-Performing Market Measure is less than its Threshold Value, the Redemption Amount will be less, and possibly significantly less, than the principal amount. For example, if the Ending Value of the Worst-Performing Market Measure is 50.00, the Redemption Amount per unit will be:
Autocallable Contingent Coupon Buffered Notes (with Daily Coupon Observation)	TS-8

Autocallable Contingent Coupon Buffered Notes (with Daily Coupon Observation)
Linked to the Worst-Performing of the Common Stock of Microsoft Corporation, the Common Stock of NVIDIA Corporation and the Common Stock of Oracle Corporation, due March 21, 2028

Risk Factors
There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-9 of the accompanying product supplement, page S-6 of the Series A MTN prospectus supplement, and page 7 of the prospectus identified above. The notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the notes or financial matters in general. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.
Structure-related Risks
■	If the notes are not called and the Ending Value of the Worst-Performing Market Measure is less than its Threshold Value, you will lose up to 80% of the principal amount.
■	Your investment return is limited to the return represented by the Contingent Coupon Payments and may be less than a comparable investment directly in the Underlying Stocks.
■
You may not receive any Contingent Coupon Payments. If the Observation Value of at least one Underlying Stock is less than its Coupon Barrier on at least one trading day during each Observation Period, you will not receive any Contingent Coupon Payments over the term of the notes and will not receive a positive return on the notes.

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If the notes are called, you will be subject to reinvestment risk, and you will lose the opportunity to receive Contingent Coupon Payments, if any, that otherwise might have been payable after the date of the call. If the notes are called, you will receive a Call Payment $10 per unit plus any Contingent Coupon Payment that may otherwise be due on the applicable Call Payment Date. Therefore, you will only receive a Call Payment that is greater than the principal amount if the Observation Value of each Underlying Stock on each trading day during the related Observation Period was greater than or equal to its Coupon Barrier.

■
The notes are subject to the risks of each Underlying Stock, not a basket composed of the Underlying Stocks, and will be negatively affected if the level of any Underlying Stock decreases below its Coupon Barrier on any trading day during any Observation Period or below its Threshold Value on the Final Calculation Day, even if the levels of each other Underlying Stocks are above their respective Coupon Barrier or Threshold Value as of those days.

■	You will not benefit in any way from the performance of the better performing Underlying Stocks.
■
Because the notes are linked to three underlying stocks, as opposed to only one, it is more likely that a Contingent Coupon Payment will not be payable on any given Coupon Payment Date or that the Ending Value of an Underlying Stock will be less than its Threshold Value on the Final Calculation Day, and consequently, you will not receive a positive return on the notes and will lose some or a significant portion of your investment.

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You will be subject to risks relating to the relationship between the Underlying Stocks. The less correlated the Underlying Stocks, the more likely it is that the Observation Value of one of the Underlying Stocks will be below its Coupon Barrier on at least one trading day during any Observation Period or below its Threshold Value on the Final Calculation Day.

■	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.
■
Payments on the notes are subject to our credit risk, and the credit risk of BAC, and any actual or perceived changes in our or BAC’s creditworthiness are expected to affect the value of the notes. If we and BAC become insolvent or are unable to pay our respective obligations, you may lose your entire investment.

■	We are a finance subsidiary and, as such, have no independent assets, operations or revenues.
■	BAC’s obligations under its guarantee of the notes will be structurally subordinated to liabilities of its subsidiaries.
■
The notes issued by us will not have the benefit of any cross-default or cross-acceleration with other indebtedness of BofA Finance or BAC; events of bankruptcy or insolvency or resolution proceedings relating to BAC and covenant breach by BAC will not constitute an event of default with respect to the notes.

Valuation- and Market-related Risks
■
The initial estimated value of the notes considers certain assumptions and variables and relies in part on certain forecasts about future events, which may prove to be incorrect. The initial estimated value of the notes is an estimate only, determined as of the pricing date by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of BAC, BAC’s internal funding rate on the pricing date, mid-market terms on hedging transactions, expectations on interest rates and volatility, price-sensitivity analysis, and the expected term of the notes.  These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.

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The public offering price you are paying for the notes exceeds the initial estimated value. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value. This is due to, among other things, changes in the prices of the Underlying Stocks, changes in BAC’s internal funding rate, and the inclusion in the public offering price of the underwriting discount and costs associated with hedging the notes, all as further

Autocallable Contingent Coupon Buffered Notes (with Daily Coupon Observation)	TS-9

Autocallable Contingent Coupon Buffered Notes (with Daily Coupon Observation)
Linked to the Worst-Performing of the Common Stock of Microsoft Corporation, the Common Stock of NVIDIA Corporation and the Common Stock of Oracle Corporation, due March 21, 2028

described in “Structuring the Notes” on page TS-16. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

■
The initial estimated value does not represent a minimum or maximum price at which we, BAC, MLPF&S, BofAS or any of our other affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Underlying Stocks, our and BAC’s creditworthiness and changes in market conditions.

■
A trading market is not expected to develop for the notes. None of us, BAC, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks
■
BAC and its affiliates’ hedging and trading activities (including trades in shares of the Underlying Stocks) and any hedging and trading activities BAC or its affiliates engage in that are not for your account or on your behalf, may affect the market value and return of the notes and may create conflicts of interest with you.

■	There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent.
Market Measure-related Risks
■
The Underlying Companies will have no obligations relating to the notes, and none of us, BAC, MLPF&S or BofAS will perform any due diligence procedures with respect to the Underlying Companies in connection with this offering.

■	You will have no rights of a holder of the Underlying Stocks and you will not be entitled to receive shares of the Underlying Stocks or dividends or other distributions by the Underlying Companies.
■
While BAC and our other affiliates may from time to time own securities of the Underlying Companies, we, BAC and our other affiliates do not control the Underlying Companies, and have not verified any disclosure made by any other company.

■
Payments on the notes will not be adjusted for all corporate events that could affect the Underlying Stocks. See “Description of the Notes—Anti-Dilution Adjustments” beginning on page PS-33 of the accompanying product supplement.

Tax-related Risks
■
The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-45 of the accompanying product supplement.

Autocallable Contingent Coupon Buffered Notes (with Daily Coupon Observation)	TS-10

Autocallable Contingent Coupon Buffered Notes (with Daily Coupon Observation)
Linked to the Worst-Performing of the Common Stock of Microsoft Corporation, the Common Stock of NVIDIA Corporation and the Common Stock of Oracle Corporation, due March 21, 2028

Additional Terms of the Notes
If, with respect to an Underlying Stock, a Market Disruption Event exists on any trading day during an Observation Period (other than an Observation Period End Date), then such date will be excluded from the Observation Period for such Underlying Stock; provided, however, that if a Market Disruption Event exists or continues for such Underlying Stock for five or more consecutive scheduled trading days during an Observation Period, then such fifth consecutive day and each following day in the Observation Period until the occurrence of a trading day without a Market Disruption Event will nonetheless be part of the Observation Period for that Underlying Stock and the Observation Value of that Underlying Stock will be determined (or, if not determinable, estimated) for such days by the calculation agent in a manner which the calculation agent considers commercially reasonable under the circumstances.
If an Observation Period End Date (other than the final Observation Period End Date) is determined by the calculation agent not to be a trading day, or if there is a Market Disruption Event on that day, such Observation Period End Date will be postponed as described beginning on page PS-30 of product supplement STOCK CYN-1 as if such Observation Period End Date were a “Coupon Observation Date” and the Observation Period will be extended to include the Observation Period End Date as postponed. In such case the immediately following Observation Period will begin on (but exclude) the Observation Period End Date as postponed.
If the final Observation Period End Date is determined by the calculation agent not to be a trading day, or if there is a Market Disruption Event on that day, the final Observation Period End Date will be postponed as described beginning on page PS-32 of product supplement STOCK CYN-1 under “—Notes with a Maturity Valuation Period which Consists of Only One Scheduled Calculation Day”, as if such Observation Period End Date were a "calculation day", and the final Observation Period will be extended to include the last final Observation Period End Date as postponed.
For the avoidance of doubt, the occurrence of a Market Disruption Event as to any Underlying Stock will not impact any other Underlying Stock that is not so affected.
Autocallable Contingent Coupon Buffered Notes (with Daily Coupon Observation)	TS-11

Autocallable Contingent Coupon Buffered Notes (with Daily Coupon Observation)
Linked to the Worst-Performing of the Common Stock of Microsoft Corporation, the Common Stock of NVIDIA Corporation and the Common Stock of Oracle Corporation, due March 21, 2028

The Underlying Stocks
We have derived the following information from publicly available documents. We have not independently verified the accuracy or completeness of the following information.
Because each Underlying Stock is registered under the Securities Exchange Act of 1934, as amended, the Underlying Companies are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Companies can be located through the SEC’s website at www.sec.gov by reference to the applicable CIK number set forth below.
This term sheet relates only to the notes and does not relate to any Underlying Stock or to any other securities of the Underlying Companies. None of us, MLPF&S, BofAS or any of our respective affiliates has participated or will participate in the preparation of the Underlying Companies’ publicly available documents. None of us, MLPF&S, BofAS or any of our respective affiliates has made any due diligence inquiry with respect to the Underlying Companies in connection with the offering of the notes. None of us, MLPF&S, BofAS or any of our respective affiliates makes any representation that the publicly available documents or any other publicly available information regarding the Underlying Companies are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of the Underlying Stocks, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning an Underlying Company could affect the value of the applicable Underlying Stock and therefore could affect your return on the notes. The selection of the Underlying Stocks is not a recommendation to buy or sell the Underlying Stocks.
Common Stock of Microsoft Corporation
Microsoft Corporation operates as a software company. The company offers applications, extra cloud storage, and advanced security solutions. The company serves customers worldwide. This Underlying Stock trades on the Nasdaq Global Select Market under the symbol "MSFT." The company's CIK number is 0000789019.
The following graph shows the daily historical performance of MSFT on its primary exchange for the period from January 1, 2015 through the Strike Date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the Strike Date, the Closing Market Price of MSFT was $378.77. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.
Historical Performance of MSFT
This historical data on MSFT is not necessarily indicative of the future performance of MSFT or what the value of the notes may be. Any historical upward or downward trend in the price per share of MSFT during any period set forth above is not an indication that the price per share of MSFT is more or less likely to increase or decrease at any time over the term of the notes.
Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of MSFT.
Autocallable Contingent Coupon Buffered Notes (with Daily Coupon Observation)	TS-12

Autocallable Contingent Coupon Buffered Notes (with Daily Coupon Observation)
Linked to the Worst-Performing of the Common Stock of Microsoft Corporation, the Common Stock of NVIDIA Corporation and the Common Stock of Oracle Corporation, due March 21, 2028

Common Stock of NVIDIA Corporation
NVIDIA Corporation operates as a tech company. The company develops a platform for scientific computing, AI, data science, autonomous vehicles, robotics, metaverse, and 3D internet applications, as well as focuses on PC graphics. The company serves clients worldwide. This Underlying Stock trades on the Nasdaq Global Select Market under the symbol "NVDA." The company's CIK number is 0001045810.
The following graph shows the daily historical performance of NVDA on its primary exchange for the period from January 1, 2015 through the Strike Date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the Strike Date, the Closing Market Price of NVDA was $115.58. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.
Historical Performance of NVDA
This historical data on NVDA is not necessarily indicative of the future performance of NVDA or what the value of the notes may be. Any historical upward or downward trend in the price per share of NVDA during any period set forth above is not an indication that the price per share of NVDA is more or less likely to increase or decrease at any time over the term of the notes.
Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of NVDA.
Autocallable Contingent Coupon Buffered Notes (with Daily Coupon Observation)	TS-13

Autocallable Contingent Coupon Buffered Notes (with Daily Coupon Observation)
Linked to the Worst-Performing of the Common Stock of Microsoft Corporation, the Common Stock of NVIDIA Corporation and the Common Stock of Oracle Corporation, due March 21, 2028

Common Stock of Oracle Corporation
Oracle Corporation supplies software for enterprise information management. The company offers databases and relational servers, application development and decision support tools, and enterprise business applications. The company's software runs on network computers, personal digital assistants, set-top devices, PCs, workstations, minicomputers, mainframes, and massively parallel computers. This Underlying Stock trades on the NYSE under the symbol "ORCL." The company's CIK number is 0001341439.
The following graph shows the daily historical performance of ORCL on its primary exchange for the period from January 1, 2015 through the Strike Date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the Strike Date, the Closing Market Price of ORCL was $147.66. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.
Historical Performance of ORCL
This historical data on ORCL is not necessarily indicative of the future performance of ORCL or what the value of the notes may be. Any historical upward or downward trend in the price per share of ORCL during any period set forth above is not an indication that the price per share of ORCL is more or less likely to increase or decrease at any time over the term of the notes.
Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of ORCL.
Autocallable Contingent Coupon Buffered Notes (with Daily Coupon Observation)	TS-14

Autocallable Contingent Coupon Buffered Notes (with Daily Coupon Observation)
Linked to the Worst-Performing of the Common Stock of Microsoft Corporation, the Common Stock of NVIDIA Corporation and the Common Stock of Oracle Corporation, due March 21, 2028

Supplement to the Plan of Distribution; Conflicts of Interest
Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.
MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet.
We are paying a fee to LFT Securities, LLC for providing certain electronic platform services with respect to this offering, which reduced the economic terms of the notes to you. An affiliate of BofAS has an ownership interest in LFT Securities, LLC.
MLPF&S and BofAS, each a broker-dealer subsidiary of BAC, are members of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the case of BofAS, and as dealer, in the case of MLPF&S, in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of Rule 5121 applicable to FINRA members. MLPF&S may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.
We will deliver the notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 10,000 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.
MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Underlying Stocks and the remaining term of the notes. However, neither we nor any of our affiliates is obligated to purchase your notes at any price, or at any time, and we cannot assure you that we or any of our affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.
The value of the notes shown on your account statement will be based on BofAS’s estimate of the value of the notes if BofAS or another of our affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.
Autocallable Contingent Coupon Buffered Notes (with Daily Coupon Observation)	TS-15

Autocallable Contingent Coupon Buffered Notes (with Daily Coupon Observation)
Linked to the Worst-Performing of the Common Stock of Microsoft Corporation, the Common Stock of NVIDIA Corporation and the Common Stock of Oracle Corporation, due March 21, 2028

Structuring the Notes
The notes are our debt securities, the return on which is linked to the performance of the Underlying Stocks. The related guarantees are BAC’s obligations. As is the case for all of our and BAC’s respective debt securities, including our market-linked notes, the economic terms of the notes reflect our and BAC’s actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of notes at a rate that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This rate, which we refer to in this term sheet as BAC’s internal funding rate, is typically lower than the rate BAC would pay when it issues conventional fixed or floating rate debt securities. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the notes on the pricing date being less than their public offering price.
At maturity, if not previously automatically called, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Underlying Stocks and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S, BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Underlying Stocks, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements. These hedging arrangements are expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but could also result in a loss.
For further information, see “Risk Factors—Valuation and Market-related Risks” and “—Conflict-related Risks” beginning on page PS-15 and PS-17, respectively, and “Use of Proceeds” on page PS-24 of the accompanying product supplement.
Validity of the Notes
In the opinion of McGuireWoods LLP, as counsel to BofA Finance, as issuer, and BAC, as guarantor, when the trustee has made the appropriate entries or notations on Schedule 1 to the master global note that represents the notes (the “Master Note”) identifying the notes offered hereby as supplemental obligations thereunder in accordance with the instructions of BofA Finance, and the notes have been delivered against payment therefor as contemplated in this term sheet and the related prospectus, prospectus supplement and product supplement, all in accordance with the provisions of the indenture governing the notes and the related guarantee, such notes will be the legal, valid and binding obligations of BofA Finance, and the related guarantee will be the legal, valid and binding obligation of BAC, subject, in each case, to the effects of applicable bankruptcy, insolvency (including laws relating to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors’ rights generally, and to general principles of equity. This opinion is given as of the date of this term sheet and is limited to the Delaware General Corporation Law and the Delaware Limited Liability Company Act (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting either of the foregoing) and the laws of the State of New York as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture governing the notes and due authentication of the Master Note, the validity, binding nature and enforceability of the indenture governing the notes and the related guarantee with respect to the trustee, the legal capacity of individuals, the genuineness of signatures, the authenticity of all documents submitted to McGuireWoods LLP as originals, the conformity to original documents of all documents submitted to McGuireWoods LLP as copies thereof, the authenticity of the originals of such copies and certain factual matters, all as stated in the opinion letter of McGuireWoods LLP dated December 8, 2022, which has been filed as an exhibit to the Registration Statement (File Nos. 333-268718 and 333-268718-01) of BAC and BofA Finance, filed with the SEC on December 8, 2022.
Autocallable Contingent Coupon Buffered Notes (with Daily Coupon Observation)	TS-16

Autocallable Contingent Coupon Buffered Notes (with Daily Coupon Observation)
Linked to the Worst-Performing of the Common Stock of Microsoft Corporation, the Common Stock of NVIDIA Corporation and the Common Stock of Oracle Corporation, due March 21, 2028

Summary Tax Consequences
You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:
■	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.
■
You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a contingent income-bearing single financial contract with respect to the Underlying Stocks.

■
Under this characterization and tax treatment of the notes, a U.S. Holder (as defined in the prospectus) generally will recognize capital gain or loss upon maturity or upon a sale, exchange or redemption of the notes prior to maturity. This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

■	No assurance can be given that the Internal Revenue Service (“IRS”) or any court will agree with this characterization and tax treatment.
■
We intend to take the position that any Contingent Coupon Payments constitute taxable ordinary income to a U.S. Holder at the time received or accrued, in accordance with the U.S. Holder’s method of tax accounting.

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Because the U.S. federal income tax treatment of the Contingent Coupon Payments is uncertain, we (or the applicable paying agent) will withhold U.S. federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) on the entire amount of any Contingent Coupon Payment made to a Non-U.S. Holder unless such payments are effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the U.S. (in which case, to avoid withholding, the Non-U.S. Holder will be required to provide a Form W-8ECI). We (or the applicable paying agent) will not pay any additional amounts in respect of such withholding.

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Under current IRS guidance, withholding on “dividend equivalent” payments (as discussed in the product supplement), if any, will not apply to notes that are issued as of the date of this term sheet unless such notes are “delta-one” instruments.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-45 of the accompanying product supplement.
Where You Can Find More Information
We and BAC have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents relating to this offering that we and BAC have filed with the SEC, for more complete information about us, BAC and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.
Autocallable Contingent Coupon Buffered Notes (with Daily Coupon Observation)	TS-17